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                    Wang Laboratories, Inc. and Subsidiaries

                EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE

                                            Three Months Ended       Three Months Ended
                                             December 31, 1996       December 31, 1995
                                             -----------------       -----------------
                                            Primary  Fully Diluted  Primary  Fully Diluted
                                            -------  -------------  -------  -------------
                                                 (In thousands except per share data)

Average shares of Common Stock
   outstanding                                36,412     36,412     35,919(1)  35,919(1)
Common equivalent shares for stock options       299        299      1,678      1,678
                                             -------    -------    -------    -------
                                              36,711     36,711     37,597     37,597
                                             =======    =======    =======    =======

Net income                                   $ 4,580    $ 4,580    $ 6,897    $ 6,897

Accretion and dividends on Preferred Stock    (3,524)    (3,524)    (3,441)    (3,441)
                                             -------    -------    -------    -------

Net income applicable to Common
   Stockholders                              $ 1,056    $ 1,056    $ 3,456    $ 3,456
                                             =======    =======    =======    =======

Net income per share                         $  0.03    $  0.03    $  0.09    $  0.09
                                             =======    =======    =======    =======

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
                                              Six Months Ended       Six Months Ended
                                             December 31, 1996      December 31, 1995
                                             -----------------      -----------------
                                            Primary  Fully Diluted  Primary  Fully Diluted
                                            -------  -------------  -------  -------------
                                                (In thousands except per share data)

Average shares of Common Stock
   outstanding                                 36,362     36,362     35,841(1)  35,841(1)
Common equivalent shares for stock options        299        299         --         --
                                             --------   --------   --------   --------
                                               36,661     36,661     35,841     35,841
                                             ========   ========   ========   ========

Net income (loss)                            $(21,857)  $(21,857)  $(13,812)  $(13,812)

Accretion and dividends on
   Preferred Stock                             (7,048)    (7,048)    (6,824)    (6,824)
                                             --------   --------   --------   --------

Net income (loss) applicable
   to Common Stockholders                    $(28,905)  $(28,905)  $(20,636)  $(20,636)
                                             ========   ========   ========   ========

Net income (loss) per share                  $  (0.79)  $  (0.79)  $  (0.58)  $  (0.58)
                                             ========   ========   ========   ========

----------

(1) Includes shares distributed, as well as those held in a disputed claim reserve to be distributed when claims are resolved, and shares issued and held in escrow in connection with the Avail Systems Corporation acquisition.

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